News Release from Titan International, Inc.         NYSE: TWI

FOR IMMEDIATE RELEASE

March 31, 2021

Contact: Todd Shoot
SVP, Investor Relations / Treasurer        (217) 221-4416

Titan International, Inc. Announces Appointment of Laura K. Thompson, Former Executive Vice President of The Goodyear Tire & Rubber Company, to Board of Directors

QUINCY, Ill.— Titan International, Inc. (“Titan”) announced today that Laura K. Thompson, 56, has been appointed to Titan’s Board of Directors (the “Board”), effective April 1, 2021. Ms. Thompson was also appointed to serve on the Audit, Nomination, and Compensation Committees of the Board.

Ms. Thompson is a global business executive with deep financial and business expertise established over a 35-year career with The Goodyear Tire & Rubber Company. Ms. Thompson served as Executive Vice President of Goodyear until her retirement in March 2019, and from 2013 to 2018 she served as Executive Vice President and Chief Financial Officer. She also served in various finance and business roles including Vice President Finance North America, Vice President Business Development and Director Investor Relations. Ms. Thompson is also a Director at Parker Hannifin Corporation and WESCO International Inc.

Ms. Thompson earned an undergraduate degree in Accounting and an MBA in Finance from the University of Akron.

Morry Taylor, Chairman of the Board stated “Titan International is very pleased to have Laura Thompson join Titan’s Board of Directors. I have known Laura for years and have had the pleasure of working with her on business dealings between Titan and Goodyear. Paul Reitz, Titan’s CEO/President and Board Member, has also worked with Laura and is excited to have her on Titan’s team. Laura not only has great financial experience, but she also has invaluable work experience in tire manufacturing. There is no question she will make great contributions to Titan as a new chapter in the company’s history begins.”

About Titan:

Titan International, Inc. (NYSE: TWI) is a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products. Headquartered in Quincy, Illinois, the Company globally produces a broad range of products to meet the specifications of original equipment manufacturers (OEMs) and aftermarket customers in the agricultural, earthmoving/construction, and consumer markets. For more information, visit www.titan-intl.com.